Exhibit 10.17

LIVEVOX, INC. EMPLOYMENT AGREEMENT

This Employment Agreement, dated November 17, 2009, between LiveVox, Inc. (the “Company”) and Erik Fowler (the “Employee”), is effective on the Date of Hire (as hereinafter defined) and continues throughout the duration of employment and may, as specified in this contract and Addendum A, survive this Agreement.

For good consideration, the Company employs the Employee on the following terms and conditions:

1.

Term of Employment. Subject to the provisions for termination set forth below, the Agreement will begin on December 1, 2009 (the “Date of Hire”). This offer for employment is contingent upon successful completion of a background check and employment and education verification.

2.	Compensation.

(a) Salary. As compensation for the complete and satisfactory performance by the Employee of the services to be performed by the Employee hereunder during the term of employment, the Company shall pay the Employee a base salary at the annual rate of One Hundred Forty Thousand Dollars ($140,000) (said amount, together with any increases thereto as may be determined from time to time by the Board of Directors of the Company (the “Board”) in its sole discretion, being hereinafter referred to as Salary). Arty Salary payable hereunder shall be paid on a semi-monthly basis or, at the discretion of the Company, in regular intervals in accordance with the Company’s payroll practices from time to time in effect.

(b) Commission. In addition, Employee shall receive a monthly commission (“Commission”) payment in an amount equal to one percent (1%) of monthly revenues in excess of the average monthly revenue for calendar year 2009, Commissions will be earned commencing with revenues generated from January 1, 2010 onward. The Company shall determine, in its sole discretion, the Commission amount for the calendar years subsequent to 2010. All accounts and clients are the possession of the Company, and the Company may decide to make changes to account responsibility as it sees fit.

(c) Options. Subject to approval of the Board (which is anticipated), the Company will grant the Employee options (the Options) to purchase up to 50,000 shares of Common Stock, $0.01 par value, of the Company at a purchase price of not more than. $0.56 per share, which options shall vest annually in thirty-three percent increments over a three-year period with the first thirty three percent vesting on the first anniversary of the Date of Hire, all as provided in and subject to the terms of a Stock Option Agreement to be executed between the Company and the Employee.

(d) Bonus. The Employee shall be entitled to receive a one-time bonus equal to $11,000 (“Signing Bonus”), payable on the Company’s next payroll date immediately following the date of hire; provided, however, that in the event that Employee terminates his employment with the Company for any reason prior to the first anniversary of the Date of Hire, then Employee shall repay the full amount of the Signing Bonus within two (2) business days of such termination.

3.	Duties and Position. The Company hires the Employee in the capacity of Vice President of Sales. The Employee’s duties may be reasonably modified at the Company’s discretion from time to time.

4.

Employee to Devote Full Time to Company. The Employee will devote his/her full time, attention and energies to the business of the Company, and, during this employment, will not engage in any other professional activity, regardless of whether such activity is pursued for profit, gain or other pecuniary advantage. The Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies.

5.

Termination of Agreement. The Employee’s employment hereunder is “at will” and the Company, with or without cause, may terminate this Agreement for any reason at any time by written notice to the Employee.

6.

Confidential or Proprietary Information. The Employee agrees that the Company’s customer lists, processes, manufacturing techniques, sales materials, business models, financial forecast, research, software, marketing plans, and pricing information constitute the sole and exclusive property of the Company, and that same are “trade secrets” under the law, The Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation or entity. Should the Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery from the Employee of compensatory and punitive damages, and reimbursement for counsel fees.

7.

Restriction on Post Employment Compensation. For a period of one (1) year after the end of employment, the Employee shall not control, operate participate in or otherwise contribute to any business similar to that conducted by the Company, either by soliciting any of its accounts or be operating or working within the Company’s general business area.

8.

Non-Solicitation. the Employee agrees as a condition of employment that, in the event of termination for any reason, he/she will not (i) directly or indirectly contract or solicit any customer with whom the Company conducted business during his/her employment or (ii) directly Of indirectly induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof. This restrictive covenant shall be for a term of one (1) year from termination.

9.

Ownership or Work Product. Any and all inventions, ideas, concepts, innovations or improvements (Inventions) made, developed or created by the Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during employment which may be directly or indirectly useful in, or relate to, the business of the Company shall be promptly and fully disclosed by the Employee to the Board and shall be the Company’s exclusive property as against the Employee, and the Employee shall promptly deliver to an appropriate representative of the Company as designated by the Board of Directors all papers, drawings, models, data and other material relating to any Inventions made, developed or created by him as aforesaid. Anything in the preceding sentence to the contrary notwithstanding, the Employee hereby irrevocably assigns, conveys and transfers to the Company and agrees to assign, convey and transfer to the Company any and all of her right, title and interest in and to all Inventions and to all intellectual property with respect to such Inventions, as permitted by applicable law. The Employee shall, at the request of the Company and without any payment therefore, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents, trademarks, copyrights or other intellectual property to the Company with respect to such Inventions as are to be the Company’s exclusive properly as against the Employee or to vest in the Company title to such Inventions as against the Employee. The expense of securing any such patent, trademark, copyright or other intellectual properly shall be borne by the Company.

10.

Assistance in Litigation. The Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

11.

Prior Agreements. You represent that you are not in breach of any agreement requiring you to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete or interfere with any prior employer, and that neither the execution of this Agreement nor the performance by you of your obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement to which you are a party or to which you may be subject. You further represent that you have not taken and will not take any confidential information from any prior employer and will not use any such information in performing your obligations hereunder but instead will rely on your generalized knowledge and skill in performing your services hereunder. Any breach of this Section 11 by you shall entitle the Company to terminate your employment immediately. Without limiting the foregoing, in the event that either Enterprise Associates LLC or SoundBite Corporation files a claim against you in a court of law asserting that you have violated the noncompete provisions of the Nondisclosure, Nonsolicitation and Noncompete Agreement or the Employee Noncompetition, Nondisclosure and Developments Agreement, respectively, based on your employment with LiveVox (a “Claim”), LiveVox agrees to pay your reasonable attorneys’ fees incurred in defense of any such Claim, provided that you are in compliance with the terms of this Agreement.

12.

Settlement by Arbitration. Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

13.

Limited Effect of Waiver by Company. Should the Company waive breach of any provision of this Agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

14.

Severability. If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this Agreement had not been executed.

15.

Assumption of Agreement be Company’s Successors and Assignees. The Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assignees.

16.

Oral Modification Not Binding. This instrument is the entire agreement of the Company and the Employee. Oral changes have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

LIVEVOX, INC.

/s/ Michael Leraris	/s/ Erik J. Fowler
LiveVox Representative: Michael Leraris	Employee
Tittle: Chief Financial Officer	Print Name: Erik J. Fowler

ADDENDUM A

EMPLOYEE NON-DISCLOSURE AGREEMENT FOR GOOD CONSIDERATION, and in consideration of being employed by LiveVox, Inc. (the “Company”), Erik Fowler, hereby agrees and acknowledges:

1.

That during the course of my employ there may be disclosed to me certain trade secrets of the Company; said trade secrets consisting but not necessarily limited to: (a) technical information (methods, processes, formulae, compositions, systems, techniques, inventions, machines, computer programs and research projects) and (b) business information (customer lists, pricing data, sources of supply, financial data and marketing, production, or merchandising systems or plans).

2.

I agree that I shall not during, or at any time after the termination of my employment with the Company, use for myself or others, or disclose or divulge to others including future employees, any trade secrets, confidential information, or any other proprietary data of the Company in violation of this Agreement.

3.

That upon the termination of my employment from the Company: (a) I shall return to the Company all documents and property of the Company, including but not necessarily limited to, drawings, blueprints, reports, manuals, correspondence, customer lists, computer programs, and all other materials and copies thereof relating in any way to the Company’s business, or in any way obtained by me during the course of my employ. I further agree that I shall not retain copies, notes or abstracts of the foregoing, (b) the Company may notify any future or prospective employer or third party of the existence of this Agreement, and shall be entitled to full injunctive relief for any breach, and (c) this Agreement shall be binding upon me and my personal representatives and successors in interest, and shall inure to the benefit of the Company, its successors and assigns.

LIVEVOX, INC.

/s/ Erik Fowler
LiveVox Representative:	Employee
Title:	Print Name: Erik Fowler